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Exhibit 99.2

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO
Contact: David Oatman Vice President, Investor Relations 713-335-7460

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 26, 2004

UNIVERSAL COMPRESSION EXPANDS
CONTRACT COMPRESSION OPERATIONS IN CANADA

Houston, October 26, 2004—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today announced that Universal Compression Canada, Limited Partnership, a subsidiary of the company, has an agreement in principle to purchase the contract compression fleet of Hanover Canada Corporation, a subsidiary of Hanover Compressor Company, for approximately $57 million in cash. This transaction is expected to be completed by November 1, 2004.

"We are pleased with this opportunity to expand our contract compression operations in the Canadian energy market. The acquired fleet totals approximately 83,000 horsepower and is expected to generate annual revenue of approximately $15 million. The purchase will be funded by borrowings under our revolving credit agreement and cash. We expect this transaction will be accretive to our earnings per share during the first year of operations," said Stephen A. Snider, Universal's President and Chief Executive Officer.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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  Exhibit 99.2